UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
_____________
CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
April 10, 2025
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KENNEDY-WILSON HOLDINGS, INC.
(Exact name of registrant as specified in its charter)
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Delaware	001-33824	26-0508760
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

151 S El Camino Drive Beverly Hills, California 90212
(Address of principal executive offices)(Zip Code)

(310) 887-6400
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2.):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $.0001 par value	KW	NYSE
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 8.01 Other Events.

On April 10, 2025, Kennedy-Wilson Holdings, Inc., a Delaware corporation (the “Company”), completed a $510 million (€472 million) refinancing of existing mortgages secured by five multifamily assets primarily located in Dublin, Ireland. These assets are owned through an unconsolidated joint venture which the Company manages and holds a 50% ownership interest in. The new 5-year secured financing carries a floating all-in rate of approximately 4.2% (3 month Euribor + 1.95%) and replaced the previously existing $537 million mortgage (the “Previously Existing Mortgage”). The Previously Existing Mortgage represented approximately 40% of the total secured debt maturities for the Company in 2025.

These five multifamily assets are fully stabilized with current occupancy at 99.5% and produced an annual net operating income of approximately $40.3 million as of December 31, 2024. With the new five-year financing, the total mortgage interest expense with respect to these properties will be approximately $21.5 million per annum (which represents approximately $3 million per annum in incremental interest expense under the new financing at the Company’s share).

Applicable US Dollar figures shown above are based on a Euro to US Dollar foreign exchange rate on March 31, 2025 (€1.0815=$1.00).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KENNEDY-WILSON HOLDINGS, INC.

By:	/s/ JUSTIN ENBODY
Justin Enbody
Chief Financial Officer

Date: April 14, 2025